PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 35 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                              June 5, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.



Principal Amount:          $50,000,000                        Settlement Date
                                                                 (Original Issue Date):    June 8, 2001
Maturity Date:             June 10, 2003
                                                              Initial Interest Reset
Interest Accrual                                                 Date:                     September 10, 2001
   Date:                   June 8, 2001
                                                              Interest Reset Dates:        Same as interest
Interest Payment                                                                           payment dates
   Dates:                  Each March 10, June
                           10, September 10 and               Interest Reset Period:       Quarterly
                           December 10,
                           commencing September               Interest Determination
                           10, 2001                              Dates:                    The second London
                                                                                           banking day prior to
Initial Interest Rate:     To be determined on                                             each interest reset date
                           the second London
                           banking day prior to               Reporting Service:           Telerate Page 3750
                           the original issue date
                                                              Book Entry Note or
Base Rate:                 LIBOR                                 Certificated Note:        Book Entry Note

Index Maturity:            3 months                           Senior Note or
                                                                 Subordinated Note:        Senior Note
Spread
(Plus or Minus):           Plus 0.12% per annum               Agent:                       Morgan Stanley & Co.
                                                                                           Incorporated
Spread Multiplier:         N/A
                                                              Calculation Agent:           The Chase
Index Currency:            U.S. dollars                                                    Manhattan Bank

Interest Payment                                              Minimum
   Period:                 Quarterly                             Denomination:             $1,000

Specified Currency:        U.S. dollars                       CUSIP:                       61745ERP8

Issue Price:               100%


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER